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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number    01-16532
                                                              ----------------------------------------------------
Equitable Capital Partners (Retirement Fund), L.P.
------------------------------------------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)


1345 Avenue of the Americas, New York, New York 10105    Telephone: (212) 969-1000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Units of Limited Partnership Interest
-------------------------------------------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

None
-------------------------------------------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]                            Rule 12h-3(b)(1)(i)  [X]
             Rule 12g-4(a)(1)(ii) [ ]                            Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]                            Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]                            Rule 12h-3(b)(2)(ii) [ ]
                                                                 Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: None
          -----------------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934 Equitable Capital Partners (Retirement Fund), L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  JANUARY 27, 1999                                        By: Alliance Corporate Finance Group
      -----------------------------------------------              Incorporated, its Managing
                                                                   General Partner


                                                               By: /s/ROBERT D. MCMANUS
                                                                  -----------------------------------------------
                                                                   Robert D. McManus
                                                                   Vice President, General Counsel and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.